EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of September 4, 2015, by and between David Ide, an individual (the “Consultant”), and GlyEco, Inc., a Nevada corporation (the “Company”).

RECITALS

Company is a green chemistry company focused on recycling glycol. Company wishes to engage Consultant, and Consultant desires to serve, as the Company’s interim Chief Executive Officer and President of the Company.

TERMS

Company and Consultant (individually “Party” and collectively “Parties”) hereby agree to the following terms:

1. Engagement. Subject to the terms and conditions of this Agreement, Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor of the Company to perform the Services defined below.

2. Consulting Services. Consultant shall hold the positions of interim Chief Executive Officer and President. Consultant shall have the duties, authorities, and responsibilities ascribed to such positions in the Company’s Amended and Restated Bylaws. Consultant shall report directly to the Company’s Board of Directors.

3. Compensation. In consideration of Consultant’s full performance of the Services during the Term (as defined below), Company will pay Consultant the compensation outlined in Exhibit A attached hereto.

4. Term of Engagement. Consultant’s engagement shall commence on September 1, 2015 (“the Effective Date”) and continue until April 30, 2015 (the “Term”). Thereafter, Consultant’s engagement may be extended by a written agreement signed by the Parties.

5. Expenses. Company will reimburse Consultant for expenses incurred during Consultant’s performance of the Services. Consultant shall submit documentation itemizing any expenses incurred on a frequent basis.

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6. Ownership of Inventions. Consultant agrees and acknowledges that all discoveries, concepts, and ideas, including, without limitation, improvements, processes, know-how, methods, apparatuses and formulae, and any notes, records, drawings, and designs related thereto (collectively, the “Inventions”), whether patentable or copyrightable (or in any way protectable as intellectual property) which are conceived, made, or discovered by Consultant, solely or in collaboration with others, or which become known to Consultant by means of any undertaking, investigation, or experiment arising out of or relating to Consultant’s responsibilities as a consultant or agent of Company during the period of this Agreement are the sole property of Company. In addition, any Inventions which constitute copyrightable subject matter are “works made for hire” as that term is defined in the United States Copyright Act. Consultant will assign (or cause to be assigned), and does hereby assign fully to Company, all Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Consultant will assist Company, or its designee, at Company’s expense, in every proper way to obtain, secure, maintain, extend, and enforce Company’s rights in the Inventions and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to Company of all pertinent information and data with respect to the Inventions, the execution of all applications, specifications, oaths, assignments, and all other instruments which Company will deem necessary or advisable in order to apply for and obtain, secure, maintain, extend, and enforce such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to the Inventions, and any copyrights, patents, moral rights, trademarks, or other intellectual property rights relating thereto. Consultant’s obligation to execute, or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the expiration or termination of this Agreement.

7. Confidentiality.

7.1 Definition of Confidential Information. Confidential information, includes, but is not limited to patents, trade secrets, information protected by copyright, and other proprietary information of or used by the Company, any of its subsidiary or parent corporations or related entities, or the Company’s agents, including without limitation, any financial and technical information, information relating to acquisition targets, markets, products, services, formulas, processes, techniques, practices, procedures, designs, research, data, plans, ideas, know-how, and information about customers, suppliers and business relationships, which information may be of value to a competitor.

7.2 Use of Confidential Information. Consultant agrees (i) to keep Confidential Information confidential and not to discuss or disclose it to anyone other than appropriate Company personnel or their designees, except as compelled by law pursuant to a final order of a court of competent jurisdiction, in which case Consultant must first notify Company and seek confidential treatment of the Confidential Information before disclosure, (ii) not to use any Confidential Information for any reason or purpose other than to perform the Services rendered to Company under this Agreement, and (iii) to take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any person or entity other than Company and its subsidiaries. Consultant’s obligations under this Agreement with respect to the Confidential Information will survive the expiration or termination of this Agreement and will continue for as long as the Company’s information remains Confidential Information.

7.3 Exceptions to Confidential Information. Consultant may disclose Confidential Information if the information (i) is or later becomes available to the public through no breach of this Agreement by Consultant, or (ii) is communicated pursuant to an order by court or government agency.

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8. Non-Solitication. As further inducement for Company to enter into and perform under this Agreement, Consultant will not, during the term of this Agreement and for a period of six (6) months following the expiration or termination of this Agreement: (a) hire any employee or independent contractor of Company; (b) induce or attempt to induce, directly or indirectly, any employee of Company to leave his or her employment with Company; (c) interfere, in any way, with the relationship between Company and its employees; (d) induce or attempt to induce any customer, supplier, licensee, or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Company; or (e) solicit, directly or indirectly, either for himself or any other person or entity, the business of any person or entity known to Consultant or reasonable believed by Consultant to be a customer of Company, whether or not Consultant had personal contact with such person or entity.

9. Non-Compete. During the term of this Agreement and for a period of six (6) months following the expiration or termination of this Agreement, Consultant will not, without Company’s prior written consent, directly or indirectly: (i) own, have an interest in (other than as a less than 5.0% equity owner of any person or entity traded on any national, international, or regional stock exchange or in the over-the-counter market), operate, join, control, or participate in, or be connected with as an officer, employee, partner, consultant, or otherwise with, any person or entity having, selling, marketing, manufacturing, exploiting, producing, or developing any products, services, or technology related to the business of the Company; or (ii) in any matter compete with, or become involved in any competitor of, Company anywhere within the “Restrictive Area.” Restrictive Area means anywhere within the Eastern United States; provided, however, if a court determines such a geographic scope is unenforceable, the Restricted Area shall be anywhere within the Northeastern United States; provided, however, if a court determines such a geographic scope is unenforceable, the Restricted Area shall be anywhere within the State of New Jersey.

10. Indemnification. Consultant will indemnify Company and its parents, affiliates, officers, directors, stockholders, employees, and agents from and against any losses, costs, fees, or expenses suffered or incurred by Company or its parents, affiliates, officers, directors, stockholders, employees, and agents arising out of or relating to: (a) a breach of any term or condition of this Agreement by Consultant or the inaccuracy of any representation of Consultant set forth in this Agreement; (b) Consultant’s failure to pay any employment related taxes when due or to properly withhold such taxes; or (c) the characterization by any governmental entity or other third party that the legal status of the relationship between Company and Consultant is anything other than that of an independent contractor relationship. Company will indemnify Consultant from and against any losses, costs, fees, or expenses suffered or incurred by Consultant arising out of or relating to a breach of any term or condition of this Agreement by Company or the inaccuracy of any representation of Company set forth in this Agreement. Company will also indemnify Consultant for any liability arising in connection with Consultant’s performance of his assigned duties, authorities, and responsibilities via the Company’s directors and officers’ liability insurance policy.

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11. Termination.

a. Termination for Cause

This Agreement may be terminated by either party in the event that the other party breaches any term or condition of this Agreement and such breach is not cured within thirty (30) days after written notice is given to the other party specifying the breach. In the event of termination for cause the Company will be obligated to compensate Consultant fees through the effective date of termination.

b. Termination Without Cause

This Agreement may be terminated by Company without cause, at any time during the term hereof hereof, by providing thirty (30) days prior written notice to Consultant. In the event of termination the remainder of monthly fees will remain in effect and payable through the remainder of the current year of the contract. Company will remain obligated to pay any bonus earned through termination of agreement.

c. Termination on Death or Disability

In the event of death, disability, or other incapacity of Consultant resulting in the inability of Consultant to perform the Services hereunder, this Agreement may be terminated by Company by providing three (3) days written notice, and all fees due Consultant hereunder through the effective date of termination shall be paid to Consultant or his estate as the case may be. For purposes of this Agreement, Consultant shall become “disabled” when he is unable by reason of injury, sickness or disease to perform any duty required of him pursuant to this Agreement for a period of sixty (60) consecutive days, as determined by Company in its sole discretion.

d. Bankruptcy

Either party may terminate this Agreement immediately in the event the other party becomes insolvent, files for voluntary bankruptcy or has involuntary bankruptcy proceedings filed against it, or makes an assignment for the benefit of creditors.

e. Obligations Upon Termination

Upon termination or expiration of this Agreement, Consultant shall deliver to Company, upon the effective date of termination, all manuals, letters, notes, notebooks, reports and all other materials in the possession of or under the control of Consultant, and all products or property of Company in possession of or under the control of Consultant, including, but not limited to, any and all confidential information; work product and intellectual property.

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12. Remedies. The rights and remedies of Section 11 are not exclusive and are in addition to any other rights and remedies each Party may have in law or in equity.

13. Injunctive Relief. In the event Consultant violates any of the restrictions contained in this Agreement, it is agreed and acknowledged that Company will suffer irreparable harm for which an adequate remedy at law does not exist and, therefore, Company will be entitled to preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which Company may be entitled.

14. Miscellaneous.

14.1 Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 3 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company. Consultant agrees to pay all taxes, including self-employment taxes, and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

14.2 No Implied Waiver. A Party’s failure to strictly comply with a term of this Agreement will not be considered an implied wavier of that term.

14.3 Entire Agreement. This writing constitutes the complete and final agreement between Parties and will not be changed or modified except by a writing signed by all Parties to this Agreement. This Agreement supersedes all prior negotiations or agreements, whether written or oral, including the Consulting Agreement entered into between the Parties on February 15, 2015.

14.4 Exhibits, Schedules, and Recitals. The recitals and all exhibits attached to this Agreement are hereby incorporated into this Agreement.

14.5 Successors and Assigns. This Agreement will be binding on the Company and Consultant and each of their successors and assigns.

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14.6 Notice. Except as otherwise provided in this Agreement, all notices will be in writing and will be considered effective when sent to the other Party by facsimile, e-mail, certified mail, or hand delivery.

TO CONSULTANT:	David Ide 4802 E. Ray Rd., Ste. 23-408 Phoenix, AZ 85044

TO COMPANY:	GlyEco, Inc. 4802 E. Ray Rd., Ste. 23-408 Phoenix, AZ 85044

14.7 Survival. Sections 5, 6, 7, 8, 9, 11, 12, and 13 will survive the expiration or termination of this Agreement in accordance with their terms.

14.8 Severability. If one or more provisions of this Agreement are declared illegal or unenforceable, such provision(s) shall not affect the validity or enforceability of the other provisions.

14.9 Governing Law; Forum. The laws of the State of Arizona will govern all matters under this Agreement, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. Exclusive jurisdiction of and venue for any legal action between the Parties will be in the state and federal courts serving Maricopa County, Arizona.

14.10 Counterparts. This Agreement may be executed in any number of counterparts, or by use of faxed counterpart signature pages, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY

GlyEco, Inc.

By:	/s/ Mike Jaap
Name:	Mike Jaap
Title:	Chairman of the Compensation Committee of the Board of Directors

CONSULTANT

By:	/s/ David Ide
Name:	David Ide, an individual

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EXHIBIT A

COMPENSATION

Consultant will receive the following compensation for performing the Services during the Term of this Agreement:

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A base salary of $16,666.67 per month of which 50% will be paid in cash and 50% will be paid in restricted stock, which restricted stock shall be granted in equal installments at the end of each fiscal quarter and shall be priced at the closing price of the Company’s common stock on the last trading day of each fiscal quarter; and

•

A one-time bonus of $166,667 worth of restricted stock, which is to be granted immediately and priced at the closing price of the Company’s common stock on the Effective Date. This restricted stock shall vest according to the following metrics:*

o 50% shall vest upon the Company achieving a year-over-year revenue increase of at least 20% for the first half of fiscal year 2016; and

o 50% shall vest upon the Company achieving EBITDA positive results for the first half of fiscal year 2016.

*If any metric is not met, the restricted stock will not vest and will be returned to the Company’s treasury.

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